Putnam International Capital Opportunities Fund, February 28,
2015 semiannual Shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
Class A		10,015
Class B		132
Class C        	400
Class M		96

72DD2
Class R		609
Class Y		1,860

73A1
Class A		0.734
Class B        0.383
Class C		0.421
Class M		0.523

73A2
Class R		0.633
Class Y		0.841

74U1
Class A		12,816
Class B		326
Class C		918
Class M		181

74U2
Class R		915
Class Y		2,221

74V1
Class A		36.14
Class B		36.12
Class C		36.01
Class M		36.02

74V2
Class R		35.67
Class Y		36.12

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.